Exhibit 10(b)

Amended and Restated Silver Sale and
Purchase Agreement

Cobar Operations Pty Limited ACN 103 555 835

CDE Australia Pty Limited ACN 113 667 682

GADENS LAWYERS
Skygarden Building
77 Castlereagh Street
SYDNEY NSW 2000

T	+61 2 9931 4999
F	+61 2 9931 4888
Ref	Kym Livesley / 2540953

Contents

1.	Definitions and interpretation	1
2.	Conditions Precedent	9
3.	Agreement to sell and buy	9
4.	Quantity	9
5.	Title and risk in the Contained Silver	10
6.	Mining of Endeavor Mine	10
7.	Limitation of liability	11
8.	Royalties	12
9.	Consideration	12
10.	Default interest	14
11.	Grossing up of payments by Cobar	14
12.	Processing and on-sale of Contained Silver	14
13.	Sale of Additional Contained Silver	17
14.	Operating Costs	17
15.	Security	18
16.	Covenants	19
17.	Assignment	19
18.	Change of control	20
19.	Warranties	21
20.	Information Rights	22
21.	Confidentiality	22
22.	Dispute Resolution	23
23.	Termination	25
24.	Coeur Australia's indemnity	26

ii

25.	Cobar Indemnity	27
26.	Notices	28
27.	General provisions	30
28.	GST	32
29.	Loan Facility	33
Annexure 1 - Parent Company Guarantee		35
1.	Defined meanings	35
2.	Guarantee	35
3.	Rights to demand	36
4.	Continuing guarantee	36
5.	Obligations unaffected	36
6.	Rights of Parent reserved	36
7.	Reinstatement of Beneficiary's rights	36
8.	Release	37
9.	General provisions	37

Amended and restated Silver Sale and Purchase Agreement

Dated    28 March 2006

Parties

1.	Cobar Operations Pty Limited ACN 103 555 835 of Level 4, 12-14 O’Connell Street Sydney, New South Wales, Australia (Cobar).

2.	CDE Australia Pty Ltd, ACN 113 667 682 of Suite 1312, 3 Spring Street, Sydney New South Wales, Australia (Coeur Australia).

Background

A.	Cobar owns and operates the Endeavor Mine which mines ore containing, among other minerals, silver, zinc and lead.

B.	Pursuant to a Silver Sale and Purchase Agreement dated 7 April 2005, Cobar agreed to sell, and Coeur Australia agreed to buy from Cobar, the Contained Silver in ore to be mined at the Endeavor Mine on the terms and conditions in that Agreement (“Original Agreement”).

C.	In consequence of changed circumstances at the Endeavor Mine, Cobar and Coeur Australia have agreed to amend and supplement the Original Agreement and to incorporate those changes in this Amended and Restated Silver Sale and Purchase Agreement to replace the Original Agreement on and from the date of this Agreement.

Operative provisions

For good and valuable consideration, the Parties have agreed as follows.

1.	Definitions and interpretation

Words used in this agreement and the rules of interpretation that apply are set out and explained in this clause.

1.1	Definitions

In this agreement unless the context otherwise requires:

Assign means sell, transfer, assign, make a gift of, declare a trust of or in any other way dispose of otherwise than by creating an Encumbrance. Assignment and Assignee have corresponding meanings.

Authorised Officers means a person appointed by a Party to act as a Authorised Officer for the purposes of this agreement.

Bill Rate means the rate expressed as yield per cent per annum (rounded upwards to four decimal places) quoted as the average bid rate on the Reuters monitor system page “BBSY” (or any page which replaces that page), or some equivalent rate determined in good faith between the Parties if quotation at the rate ceases, on the first Business Day following the due date (and on the first Business Day following the end of each succeeding 3 month period after the due date).

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales.

Coeur Australia Charge means the charge granted or to be granted pursuant to clause 15.

Coeur Australia Event of Default means the following:

(a)	failure by Coeur Australia to pay any amount due under this agreement;

(b)	Coeur Australia otherwise commits a material breach of the terms of this agreement; or

(c)	an Insolvency Event in respect of Coeur Australia.

Claim means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise, and whether or not arising in relation to matters which occurred in the past.

Cobar Event of Default means the following:

(a)	a breach by Cobar of covenants set out in clause 16 of this agreement; or

(b)	an Insolvency Event in respect of Cobar.

Coeur means Coeur d’Alene Mines Corporation, an Idaho corporation listed on the New York Stock Exchange.

Competent Person has the meaning given to it in the JORC Code.

Concentrate means the concentrate produced from ore mined by Cobar at the Endeavor Mine containing Payable Silver. Native silver produced from the Endeavor Mine shall be deemed for the purposes of this Agreement to be Concentrate

Concentrate Sales Agreements means sales agreements (in whatever form) between Cobar and Counterparties for the sale of Concentrate by Cobar on Prevailing International Terms in the ordinary course of Cobar’s business.

Confidential Information means all information of whatsoever nature and in whatsoever form relating to Cobar, any Related Entity of Cobar, the Endeavor Mine or any Counterparty (including verbal, or recorded on paper or by electronic means), including the Information, all financial, operational and technical information, trade secrets, ideas, concepts, know-how, processes and knowledge.

Contained Silver means, subject to the Maximum Quantity, silver and its related impurities contained in ore mined or to be mined at the Endeavor Mine.

Counterparties means any purchaser of Concentrate from Cobar, including smelters.

CPI means the consumer price index, All States Weighted Average published by the Australian Bureau of Statistics, or if the Australian Bureau of Statistics does not or ceases to publish the index, then CPI will mean an index determined by The Australasian Institute of Mining and Metallurgy to be the best estimate of the index.

Encumbrance means any mortgage, lien, restriction against transfer, pledge, claim, encumbrance and any third party interest.

Endeavor Mine is the mine and associated facilities from time to time located on Mining Leases 158, 159, 160, 161 and 930 near Cobar, New South Wales, Australia.

Endeavor Mine Plan means the plan adopted by Cobar outlining the key parameters, mining approach and production plan of the Endeavor Mine, as amended, updated or varied from time to time by Cobar.

Expert means the person appointed in accordance with clause 22.2(a).

Force Majeure Event includes fires, floods, earthquakes, storms and other disturbances cause by the elements, strikes, lockouts, riots, explosions, governmental action, unavailability of equipment, acts of God, insurrection, war, inability of a Party to obtain any licence or permit without which any obligation under this agreement is unable to be satisfied, and any other cause whether of a kind specified above or otherwise and, in respect of each and all of such events, which is not reasonably within the control of a Party. It does not include the inability of a Party, for whatever reason, to pay money it is obliged to pay.

Governmental Agency means any government, government department, or governmental, semi-governmental or judicial body or authority or person charged with the administration of any applicable law.

Go Forward Plan means the Endeavor Mine Plan approved by the Board of Directors of the Parent on 12 December 2005 and as varied with the approval of the Board of Directors of the Parent from time to time thereafter.

GST means any tax, levy, charge or impost implemented under the A New Tax System (Goods and Services Tax) Act (GST Act) or an Act of the Parliament of the Commonwealth of Australia substantially in the form of, or which has a similar effect to, the GST Act.

Information means all information directly relating to Cobar’s mining and sale of silver at Endeavour Mine, including:

(a)	smelter returns, smelter contracts, settlement sheets, invoices and related correspondence relating to the sale of silver;

(b)	annual production forecasts;

(c)	mine plans;

(d)	reserve and resource reports;

(e)	reports to the Department of Primary Industries;

(f)	monthly mine reports;

(g)	disclosures to the Australian Stock Exchange; and

(h)	any third party audits or reviews that are conducted which may impact on resources or reserves at the Endeavor Mine;

and includes all information provided to Coeur Australia under clause 20.

Insolvency Event means the happening of any of the following events:

(a)	granting of an order or an order is made appointing a liquidator, provisional liquidator in respect of a Party (or proceedings are commenced or a resolution passed or proposed in a notice of meeting for any of those things);

(b)	granting of an order for the winding up or similar process of a Party, or an order is made or any effective resolution is passed for the winding up of a Party;

(c)	except to reconstruct or amalgamate while solvent on terms approved by the non-defaulting Party, a Party enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any class of its creditors;

(d)	a controller is appointed to or over or takes possession of all or a substantial part of the assets or undertakings of a Party;

(e)	a Party is or is deemed or presumed by law or a court to be insolvent;

(f)	a Party takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a Party; and

(g)	anything analogous or having a substantially similar effect to any of the events specified above happens in respect of Cobar, Coeur Australia under the law of any applicable jurisdiction;

JORC Code means the Australasian Code for Reporting of Mineral Resources and Ore Reserves that is incorporated into the Listing Rules of the Australian Stock Exchange.

Legal Action means any action, application, proceeding, dispute, Claim, counterclaim, third party claim, claim for contribution or indemnity, inquiry, investigation, tax claim, revocation, disallowance, objection, opposition, prosecution, litigation, arbitration, mediation or dispute resolution process commenced in, filed or lodged with, initiated by or made to any court of competent jurisdiction or other Governmental Agency, or referred or submitted to arbitration, mediation, resolution, determination or decision by a private arbitrator, mediator or expert, whether of a judicial, semi-judicial, civil, criminal or administrative nature and whether actual, current, anticipated, threatened or potential.

Liability means:

(a)	in relation to any person, any liability, debt, indebtedness, money, payment, cost, Loss, damages, compensation, interest, expenditure, obligation, duty, function, responsibility, accountability, liability to make restitution, judgment debt, fine or criminal or civil penalty of, due from, payable by or to be performed by that person at any time, whether contractual, tortuous, legal, equitable, statutory or otherwise and whether present, future, actual, contingent, prospective, ascertained or unascertained or alone, severally, jointly or jointly and severally and whether as principal or vicariously by or through any action performed or omitted by any agent of that person;

(b)	in relation to any asset, any liability, charge, Encumbrance, disqualification or prejudice affecting that asset, whether present or future, actual or contingent; and

(c)	in relation to any Legal Action, any Legal Action in which any person is engaged.

LIBOR means

(a)	the arithmetic mean, expressed as a percentage per annum (rounded to 4 decimal places), of the rates quoted on the Reuters monitor system page “LIBO” for 3 month LIBOR (or any page which replaces that page) at or about 11.00am (London time) for US$; or

(b)	where the page referred to in paragraph (a) is not available, such other comparable US$ interest rate determined in good faith between the Parties.

Loss includes any loss, liability, damage, destruction, injury, accident, claim, economic loss, consequential loss of profits or cost incurred at any time, and any fact causing or giving rise to any loss within any previous meaning, whether directly or indirectly, actually or potentially.

Maximum Quantity means 20 million ounces of Payable Silver as determined and measured by smelter returns or other documentation issued by a Counterparty delivered pursuant to the Original Agreement or this Agreement..

Mill means that part of the process plant at the Endeavor Mine which lies between the primary intake to the automill and the discharge point of the concentrate filters.

Mining Risk are all risks of whatsoever nature associated with the establishment, operation, decommissioning and rehabilitation of a mine in the ordinary course of business, including:

(a)	risk to earnings from changes in market factors such as interest rates, foreign exchange rates and commodity prices;

(b)	operational risk, including failure to achieve predicted grades in mining, operational and technical difficulties encountered in mining, commissioning and operating plant and equipment, mechanical failure or plant breakdown, unanticipated metallurgical problems affecting extraction costs, adverse weather conditions, industrial and environmental accidents, industrial disputes, unexpected shortages or increases in the costs of consumables, spare parts and plant and equipment;

(c)	default by Counterparties under Concentrate Sales Agreements or an Insolvency Event occurring in respect of Counterparties;

(d)	Force Majeure Event;

(e)	environmental risk;

(f)	risk of native title claims; and

(g)	risk of changes in legislation which may have a material adverse effect of the operation a mine;

(h)	risks associated with occupational health and safety;

(i)	sovereign and government risk;

(j)	financial, regulatory, corporate or otherwise howsoever;

(k)	risk of closure of the Endeavor Mine or placement of the Endeavor Mine on care and maintenance as a consequence of the Endeavor Mining ceasing to be economically viable,

but does not include a Cobar Event of Default.

Operating Costs means the total direct and indirect costs, liabilities and expenses incurred by or on behalf of Cobar in operating and maintaining the Endeavor Mine or otherwise in the conduct of or carrying out of activities and transactions contemplated by this document for any period during the Term.

Party means each of Cobar and Coeur Australia.

Parent means CBH Resources Limited ACN 009 423 858.

Paste Fill Plant means the Aran Modular Paste Mixing Plant as installed on the surface at the Endeavor mine and the subsurface pipe distribution system required to deliver pastefill to voids in the Mine.

Payable Silver means silver in respect of which Cobar receives or is entitled to receive (as agent for Coeur Australia) payment from a Counterparty.

Permitted Encumbrance means:

(a)	any Encumbrance already existing on the date of this document ;or

(b)	an Encumbrance created after the date of this document, if:

(i)	the Encumbrance is permitted by the Coeur Australia Charge; or

(ii)	an Encumbrance created by Cobar or any of its subsidiaries over the Endeavour Mine for the purposes of financing or refinancing the Endeavour Mine, its expansion, or operations directly connected with the Endeavour Mine, such Encumbrance to rank pari passu with the Coeur Australia Charge.

Prevailing International Terms means the terms and conditions available in the open market under which Concentrates are bought and paid for by Counterparties, including terms relating to refining charges, determination of price, method of weighing, sampling and determining moisture of Concentrate and method of conducting assays in relation to Concentrate, that are generally accepted international practice.

Related Entity means a “related body corporate” as that expression is defined in the Corporations Act 2001 (Commonwealth) and with respect to Coeur Australia, includes any other subsidiary of Coeur.

Reported Ore Reserves 2004 means the reported ore reserves at the Endeavor Mine, as disclosed in the 2004 Annual Report of the Parent.

Reserves means the ore reserves for the Endeavor Mine as disclosed and determined in a report prepared by a Competent Person from time to time.

Silver Price means the final applicable silver reference price (expressed in US dollars per ounce or equivalent) to be applied in respect of any particular shipment of silver sold under a Concentrate Sales Agreement in calculation of the aggregate payment for silver to be made under such Concentrate Sales Agreement by the relevant Counterparty. For the avoidance of doubt, this is not to take account of any applicable charges or deductions pursuant to the Concentrate Sales Agreement.

Taxation means each of the following:

(a)	all forms of taxation, duties, imposts, fees, levies deductions or withholdings, whether of Australia or elsewhere, including income tax, fringe benefits tax, withholding tax, capital gains tax, pay as you go, GST, customs and other import or export duties, excise duties, sales tax, stamp duty or other similar contributions; and

(b)	any interest or penalty, in connection with it,

and Tax has a corresponding meaning.

Term has the meaning given to it in clause 3.2.

Wholly Owned Subsidiary has the meaning given to it in section 9 of the Corporations Act 2001 (Commonwealth).

1.2	Interpretation

In this agreement unless the context otherwise requires:

(a)	unless otherwise specified, a reference to “dollars” or “$” is an amount in Australian currency;

(b)	a reference to “US dollars” or “US$” is an amount in the currency of the United States of America;

(c)	clause and subclause headings are for reference purposes only;

(d)	the singular includes the plural and vice versa;

(e)	words denoting any gender include all genders;

(f)	reference to a person includes any other entity recognised by law and vice versa;

(g)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(h)	any reference to a party to this agreement includes its successors and permitted assigns;

(i)	any reference to any agreement or document includes that agreement or document as amended at any time;

(j)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(k)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(l)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(m)	an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally;

(n)	reference to an item is a reference to an item in the schedule to this agreement;

(o)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this agreement;

(p)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this agreement means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment;

(q)	when a thing is required to be done or money required to be paid under this agreement on a day which is not a Business Day, the thing must be done and the money paid on the immediately preceding Business Day;

(r)	reference to a statute includes all regulations and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated; and

(s)	references to the mining leases at the Endeavour Mine include any substitute or replacement production title but not to exceed the external perimeters of the existing mining leases at the date of this agreement.

2.	Conditions Precedent

This clause is intentionally left blank.

3.	Agreement to sell and buy

3.1	Sale and purchase

Cobar agrees to sell, and Coeur Australia agrees to buy the Contained Silver to be mined during the Term on the terms and conditions of this agreement.

3.2	Term

The Term of this agreement commenced on the Commencement Date pursuant to the Original Agreement and remains in full force and effect until the earlier of:

(a)	the date on which the Maximum Quantity has been received by Coeur Australia , as evidenced by payment from the relevant Counterparty; or

(b)	termination of this agreement.

4.	Quantity

4.1	Quantity of supply

Subject to this agreement, Cobar agrees to sell to Coeur Australia and Coeur Australia agrees to buy from Cobar, all Contained Silver but not exceeding the Maximum Quantity.

5.	Title and risk in the Contained Silver

5.1	[PROVISION OMITTED — SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

5.2	[PROVISION OMITTED —SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

5.3	[PROVISION OMITTED — SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

5.4	[PROVISION OMITTED —SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

6.	Mining of Endeavor Mine

6.1	Continuation of operations

(a)	Cobar will continue the operation of the Endeavor Mine in the ordinary course of its business subject at all times to the effect of Mining Risks.

(b)	Cobar will operate the Endeavor Mine in accordance with the Go Forward Plan and compliance with applicable laws in all material respects subject at all times to the effect of Mining Risks.

(c)	Subject to clause 6.1(a) and (d), Cobar will operate the Endeavor Mine in the ordinary course, having regard to that business and its previous practice, in order to preserve its existing business organisation and relations with its employees, customers, suppliers and others with whom it has a business relationship, subject at all times to the effect of Mining Risks.

(d)	Cobar will use its reasonable endeavours to mine the area of the Endeavor Mine known as the Level 1 Sulphides prior to the second anniversary of the Commencement Date, subject at all times to the effect of Mining Risks.

6.2	Endeavor Mine Plan

(a)	Cobar may update the Endeavor Mine Plan including the Go Forward Plan from time to time in its unfettered discretion.

(b)	Cobar must provide Coeur Australia with any updated Endeavor Mine Plan within 30 days of finalisation of such updated Endeavor Mine Plan.

(c)	Cobar must consult with Coeur Australia with regard to the Endeavor Mine Plan or any changes or replacements to it from time to time, but is under no obligation to vary, change, substitute or otherwise amend the Endeavor Mine Plan.

6.3	Records

(a)	Cobar must keep and maintain records relating to Cobar’s performance of its obligations under clause 6.1.

(b)	Cobar must ensure that the records referred to in clause 6.3(a) (other than records that Cobar isrequired to keep confidential) are available to Coeur Australia for examination, audit, inspection and copying, on reasonable notice and during normal business hours. Coeur Australia must keep the records confidential in accordance with clause 21.3.

6.4	Reports

Cobar must provide to Coeur Australia production and sales reports at the same time Cobar circulates such reports to its management.

6.5	Access for Coeur Australia

Cobar must give Coeur Australia’s representatives reasonable access to the Endeavor Mine, on reasonable notice and during normal business hours.

6.6	Taxes

(a)	Unless otherwise expressly provided in this agreement, Cobar must pay all Taxes including sales tax, payroll tax, levies, duties and assessments that are due in connection with the operation of the Endeavor Mine in the ordinary course of its business.

(b)	Coeur Australia is liable for and indemnifies Cobar from and against all Taxes to the extent that such Taxes:

(i)	are in addition to or in excess of the Taxes Cobar is required to pay in connection with the operation of the Endeavor Mine in the ordinary course of its business; and

(ii)	arising pursuant to the performance of Cobar’s obligations to Coeur Australia under this agreement.

7.	Limitation of liability

7.1	Limits on Cobar’s liability

(a)	It being the intention of the Parties that Cobar and Coeur Australia are each exposed to the Mining Risk, Coeur Australia acknowledges that it assumes the risk of Cobar not being able to extract, process, store, transport or otherwise sell Coeur Australia any or all silver or otherwise perform its obligations as required by this agreement , including as a result of any Mining Risk.

(b)	Subject to clause 7.1(c), Cobar is not liable at any time for any Claim, Liability or Loss of any nature which for any reason is sustained or incurred by Coeur Australia or Coeur or their Related Entities their respective officers, agents, or employees.

(c)	Except to the extent that the liability of Cobar is expressly limited by this agreement, if a Cobar Event of Default occurs Coeur Australia may claim from Cobar damages, losses and liabilities incurred by Coeur Australia directly as a result of a Cobar Event of Default

(d)	Coeur Australia may not claim from Cobar any consequential or indirect damages, losses or liabilities incurred by Coeur Australia as a result of a Cobar Event of Default.

7.2	Maximum Cobar liability amount

(a)	Cobar’s Liability from time to time and at any time during the Term of this agreement (in this sub-clause such time being a Relevant Time) cannot exceed the amount calculated as follows:

Liability ($) =	X
— x $50M
Y

Where:

X = amount of Contained Silver unsold to Counterparties (calculated as 11,840,000 ounces of Payable Silver less the aggregate number of ounces of Payable Silver sold to Counterparties from the date referred to in clause 12.2(a) up to the Relevant Time)

Y = 11,840,000 ounces Payable Silver.

7.3	No adjustment of upfront payment

Coeur Australia is at no time entitled to any adjustment of the consideration referred to in clause 9 for failure by Cobar to comply with its obligations under this Agreement for whatever reason, unless the failure arises as a result of a Cobar Event of Default.

8.	Royalties

Cobar is responsible for all royalties payable to the Crown under section 282 of the Mining Act 1992 (NSW).

9.	Consideration

9.1	Upfront consideration

Coeur Australia must provide or cause to provide the following consideration to Cobar for the sale of Contained Silver under this agreement:

(a)	on the Commencement Date of the Original Agreement, $20,000,000. (receipt whereof is acknowledged by Cobar)

(b)	subject to clause 9.1(c), $30,000,000 on satisfaction of the following:

(i)	the Paste Fill Plant operating in the ordinary course for 30 consecutive days (such period to be nominated in writing by Cobar to Coeur Australia at least 5 Business Days before the commencement of such period and such period is to include scheduled downtime) so as to deliver into the Mine at least 90% of the quantity of pastefill planned pursuant to the Go Forward Plan to be placed in the Mine during that 30 day period. If the nominated 30 day period is not a discrete month then the relevant quantity applicable to that period shall be calculated as the sum of the average daily amounts required based on the respective months within the nominated 30 day period. Cobar shall not nominate any 30 day period which includes any month or part thereof for which the Go Forward Plan provides that less than 20,000 cubic metres of pastefill are to be deposited in the Endeavor Mine. and

(ii)	the occurrence of one of the following two events:

(A)	the Mill operates in its ordinary course for 3 consecutive months at an average rate equivalent to 1.2 mtpa, (such period to be nominated in writing by Cobar before the commencement of such period and is to include scheduled downtime; or

(B)	Cobar delivers to Coeur Australia during the period nominated in paragraph (A) above the amount of Payable Silver planned in accordance with the Go Forward Plan (but which shall be not less than 250,000 ounces), to be delivered during that period. For the purposes of this paragraph (B), the amount of Payable Silver will be calculated as being the amount of Contained Silver mined during the relevant period which, based on the recovery rate and forecasts set out in the Go Forward Plan, would be required to be mined to produce the quantity of Payable Silver planned for such period.

(c)	(i)	the $30,000,000 referred to in paragraph 9.1(b) above, if payable, is only payable upon the Loan referred to in clause 29.1 (or so much thereof as has been drawn down by Cobar pursuant to that clause) having been repaid in full (together with interest accrued at the date of payment).

(ii)	in the event Coeur Australia is required to provide the $30,000,000 pursuant to clause 9.1(b), and at the time for payment there is no Insolvency Event affecting the Parent or any of its subsidiaries, such payment may be made simultaneously with or by set-off from the repayment of the Loan (or any part thereof).

If Cobar nominates a period for the purposes of paragraphs 9.1(b)(i) or (ii) above and the requirements of either of those paragraphs are not satisfied or Cobar elects to abandon any test thereunder, then Cobar shall be entitled to nominate other periods for the purposes of those paragraphs.

If there is any dispute or difference as to whether any of the tests referred to in paragraph 9.1(b) above have been satisfied, that dispute or difference will be resolved in accordance with Clause 22.

9.2	Method of payment

All monetary payments to be made by Coeur Australia under this agreement will be made on the due date in same day cleared funds in the manner specified by Cobar to Coeur Australia.

10.	Default interest

(a)	If any sum due for payment in Australian dollars under this document is not paid on the due date the Party in default must pay interest on that sum from the due date until the date of actual payment calculated on a day to day basis at the Bill Rate plus 4%. The interest is to be capitalised monthly.

(b)	If any sum due for payment in US dollars under this document is not paid on the due date the Party in default must pay interest on that sum from the due date until the date of actual payment calculated on a day to day basis at LIBOR plus 1.5%. The interest is to be capitalised monthly.

11.	Grossing up of payments by Cobar

(a)	Any amount payable to Cobar under this agreement must be increased so as to ensure that the net amount received by Cobar will after any Taxation (but in this clause, excluding GST), deduction, or withholding of any nature from the payment (whether or not required by any applicable law), be equal to that which would have been received by Cobar had the payment and any increased payment pursuant to this clause 11 not been subject to Taxation, the deduction or withholding, as the case may be.

(b)	Cobar must notify the Party that made the payment, of the nature for the requirement promptly after Cobar becomes aware of it.

(c)	Cobar must promptly deliver to the Party that made the payment, copies of any receipts, certificates or other proof (if any) evidencing the amounts paid or payable in respect of any such Taxation, deduction or withholding.

12.	Processing and on-sale of Contained Silver

12.1	Processing

To the extent necessary Coeur Australia agrees and consents to Cobar processing the Contained Silver so as to create saleable Concentrate.

12.2	On-sale of Contained Silver for Coeur Australia

(a)	Cobar will, in the ordinary course of its business on behalf of and agent for Coeur Australia, sell and, where required deliver the Contained Silver (by the sale of Concentrate) up to the Maximum Quantity to Counterparties under concentrate sales agreements negotiated by Cobar with the Counterparties and administered by Cobar (Concentrate Sales Agreements). For the avoidance of doubt, the first sale of Contained Silver by Cobar on behalf of and as agent for Coeur Australia, shall be deemed to occur in respect of the first train of Concentrate to be despatched to a Counterparty by Cobar from the Endeavor Mine after the expiry of 15 days after the Commencement Date.

(b)	Cobar warrants that any Concentrate Sales Agreements negotiated by it will be in accordance with Prevailing International Terms.

(c)	Notwithstanding clause 12.2(b), Cobar will consult with Coeur Australia in relation to any Concentrate Sales Agreements to be negotiated by it.

(d)	Coeur Australia acknowledges that any charges or deductions referable to the treatment or refining of silver pursuant to the applicable Concentrate Sales Agreement for a particular shipment of Concentrates (including but not limited to any refining charge) are for Coeur Australia’s account and payments required to be made by Cobar pursuant to clause 12.5 will be on the basis that such charges and deductions have been made to the Counterparty by deduction on account of Coeur Australia.

12.3	Delivery to Counterparties

(a)	Cobar will, in the ordinary course of its business, at its cost deliver or cause to be delivered the Concentrate to the Counterparties in accordance with the Concentrate Sales Agreements.

(b)	Coeur Australia has sole liability for any Loss in respect of Contained Silver caused by any carrier or other agent engaged by Cobar for the purpose of delivering the Concentrate to the Counterparties.

(c)	Without limiting the provisions of clause 7, Cobar is not liable to Coeur Australia or Coeur in any circumstances, for any act or omission by it which relates to the extraction, processing, storing or sale of Contained Silver.

12.4	Insurance

(a)	Cobar undertakes to take out and maintain, at its sole cost, a policy of insurance (Insurance Policy) in respect of the Concentrate with an insurer authorised to carry on business in Australia.

(b)	If Cobar is of the opinion that an amount is recoverable under the Insurance Policy in respect of any loss relating to the Concentrate, Cobar must promptly:

(i)	make a claim under the Insurance Policy (Insurance Claim); and

(ii)	notify Coeur Australia of the Insurance Claim.

(c)	If Cobar is successful in recovering an amount the subject of an Insurance Claim under the Insurance Policy, Cobar must remit part of the proceeds to Coeur Australia to the extent that such proceeds correspond with the proportion of Contained Silver in the Concentrate that was the subject of the Insurance Claim.

(d)	Coeur Australia is liable for and indemnifies Cobar for and against:

(i)	any excess payable to the relevant insurer in connection with the Insurance Claim; and

(ii)	costs and expenses of Cobar in pursuit of the Insurance Claim,

taking into account the proportion of Contained Silver in the Concentrate that was the subject of the Insurance Claim.

(e)	Cobar may settle the Insurance Claim in its absolute discretion.

12.5	Payments to Coeur Australia

(a)	Cobar may direct a Counterparty to pay Coeur Australia for the Contained Silver under clause 12.2. If Cobar does not make such direction, Cobar will receive payment from the Counterparty on behalf of Coeur Australia.

(b)	All payments received by Cobar from a Counterparty in respect of the sale of Contained Silver under clause 12.2 are to be received by Cobar as undisclosed agent for and on behalf of Coeur Australia.

(c)	Cobar must remit any payment received by it on behalf of Coeur Australia under this clause in accordance with the accounting procedures to be established by Cobar and Coeur Australia under clause 12.7.

12.6	Records and reports

Cobar must provide to Coeur Australia monthly sales reports, invoices and correspondence provided by the Counterparties, at the same time Cobar circulates such information to its management.

12.7	Accounting system and bank account

(a)	Cobar and Coeur Australia will in good faith establish an accounting system to deal with payments between Cobar, Coeur Australia and Counterparties, to the reasonable satisfaction of Cobar and Coeur Australia and to be varied by Cobar and Coeur Australia from time to time.

(b)	As part of the proposed accounting system:

(i)	Cobar will open an account identified as a trust account with a bank (Trust Account).

(ii)	All money in the Trust Account will be held by Cobar on trust for Coeur Australia.

(iii)	Any payments received by Cobar from Counterparties on behalf of Coeur Australia under this clause 12.7 must be deposited in the Trust Account.

(iv)	Cobar will have the authority to operate the Trust Account in all usual ways, including the authority to deposit amounts into and withdraw amounts from the Trust Account for the purposes of the proposed accounting system.

(v)	Cobar will be entitled to deduct and pay or withhold from the Trust Account, the amount of any Tax, fee, charge or levy, including any withholding tax levied in connection with the operation of the Trust Account.

(vi)	the parties will be entitled to set off or otherwise deal with amounts due to it by the other, in accordance with clause 27.3.

13.	Sale of Additional Contained Silver

(a)	If during the Term, either Cobar or Coeur Australia believe that the resources or Reserves for the Endeavor Mine are sufficient to reasonably anticipate production of Contained Silver in excess of the Maximum Quantity, Cobar and Coeur Australia will in good faith enter into negotiations for Cobar to sell such additional Contained Silver (Additional Contained Silver) to Coeur Australia.

(b)	Any agreement to sell the Additional Contained Silver to Coeur Australia contemplated by this clause will be made under a supplemental agreement to this agreement. The supplemental agreement is to be modelled on the terms and conditions of this agreement, but adjusted as necessary to reflect the circumstances at that time.

14.	Operating Costs

14.1	Payments by Coeur Australia for Operating Costs

(a)	Coeur Australia must contribute to Operating Costs by paying to Cobar US$1.00 per ounce of Payable Silver sold by Cobar to Counterparties on behalf of Coeur Australia as reported in the relevant monthly sales report issued by Cobar to Coeur Australia under clause 12.6. Coeur Australia must make such payments to Cobar at such times and otherwise in accordance with the accounting procedures to be established by Cobar and Coeur Australia under clause 12.7.

14.2	[PROVISION OMITTED — SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

14.3	[PROVISION OMITTED —SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

14.4	[PROVISION OMITTED — SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

14.5	Clawback of Operating Cost contribution

If:

(a)	by the time Coeur Australia has received the Maximum Quantity under this agreement;

(b)	there is Contained Silver that has not at the time been mined from the Additional Reserves; and

(c)	payments have been made by Coeur Australia to Cobar under clause Error! Reference source not found.; then

Cobar must immediately reimburse Coeur Australia for the payments as a contribution to Operating Costs but only to the extent that such payments relate to Contained Silver that has not been mined from the Additional Reserves.

14.6	Continuous obligation to contribute Costs

To avoid doubt, Coeur Australia must continue to make payments to Cobar for Operating Costs in accordance with this clause 14 in respect of Payable Silver mined from the Additional Reserves referred to in clause Error! Reference source not found..

14.7	Negative pledge

From the date of this agreement, Cobar must not create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any assets comprising the Endeavor Mine, without the consent of Coeur Australia, which consent must not be unreasonably withheld.

15.	Security

15.1	Charge

The Original Agreement stated that:

(a)	Cobar will provide Coeur Australia with a second ranking fixed and floating charge substantially in the form in Annexure A of the Original Agreement over all assets comprising the Endeavor Mine, to secure Coeur Australia’s contractual rights and payment of all money due by Cobar to Coeur Australia under this agreement.

(b)	Cobar will do all things necessary to have the Charge referred to in clause 15.1(a) promptly registered both against Cobar under the Corporations Act, and as a dealing against the Mining Leases (subject to ministerial approval) under the Mining Act 1992 (NSW).

15.2	Acknowledgement

        The parties acknowledge that since the date of the Original Agreement:

(a)	Cobar has provided Coeur Australia with a second ranking fixed and floating charge substantially in the form of Annexure A of the Original Agreement over all assets comprising the Endeavor Mine, to secure Coeur Australia’s contractual rights and payment of all money due by Cobar to Coeur Australia under this agreement.

(b)	Cobar has promptly registered the Charge referred to in clause 15.1(a) against Cobar under the Corporations Act.

16.	Covenants

16.1	Covenants

Cobar covenants to Coeur Australia that:

(a)	it will provide the Information to Coeur Australia in accordance with this agreement;

(b)	it will conduct mining operations at the Endeavor Mine in accordance with the Endeavor Mine Plan;

(c)	it will conduct mining operations at the Endeavor Mine in accordance with good mining practice and maintain compliance with all applicable laws and permits, and otherwise in accordance with clause 6.1;

(d)	it will only sell the Concentrate in accordance with this agreement under contracts with Counterparties on Prevailing International Terms;

(e)	any Concentrate Sales Agreements entered into by it will be entered into in good faith on the basis of Prevailing International Terms which will not discriminate unfairly against the interests of Coeur Australia;

(f)	it will consult with Coeur Australia in relation to the annual production plan and the annual calculation of reserves and resource for the Endeavor Mine;

(g)	it will calculate its reserves and resources in accordance with the applicable Australian laws and the requirements of the Australian Stock Exchange and will note or cause to be noted, in connection with the reporting of such reserves and resources by CBH Resources Limited, the interests of Coeur Australia in respect of Contained Silver under this agreement;

(h)	it will not mortgage, charge, assign or otherwise deal with the Contained Silver in any manner inconsistent with this agreement; and

(i)	it will not breach clause 20 or 21.1.

17.	Assignment

17.1	Restrictions

Except to the extent permitted by this agreement:

(a)	no Party may Assign this agreement or any right or liability under this agreement except as required or permitted by this agreement.

(b)	no Party may mortgage, charge, create any Encumbrance or otherwise deal with the Endeavor Mine or any interest under this agreement unless it receives the prior written consent of each other Party, which must not be unreasonably withheld.

17.2	Exceptions

Despite clause 17.1:

(a)	A Party may Assign a right or liability under this agreement:

(i)	with the prior written consent of the other Party, which must not be unreasonably withheld; or

(ii)	to a Related Entity of that Party.

(b)	Cobar may grant a security to a financier (to rank pari passu with the charge granted under clause 15) in order to raise funds to support the operations of the Endeavor Mine, subject to the entering into of a consent deed by Cobar, the financier and Coeur Australia.

(c)	Cobar may establish a joint venture in respect of the Endeavor Mine or otherwise farm-out any part of it’s interest in the Endeavor Mine , but only with Coeur Australia’s consent, which can only be refused if the proposed farminee is not of sound financial standing sufficient to fulfil its financial obligations, or, if the proposed farminee is to be operator of any joint venture, if the proposed farminee does not in Coeur Australia’s view, reasonably held, have sufficient and satisfactory mine operating experience. Any proposed farminee will be required to covenant to be bound by the terms of this agreement.

17.3	Assumption

Any Assignment by a Party of its right or liability under this agreement must be made subject to the terms of this agreement and will not be effective until:

(a)	the obtaining of all necessary consents and approvals to the Assignment; and

(b)	the Assignee executes a document, in a form satisfactory to the other Parties, under which the Assignee covenants for the benefit of the other Parties to assume the obligations of the first Party under this agreement and perform those obligations in accordance with this agreement.

18.	Change of control

18.1	Cobar

Cobar must not cease to be a Wholly Owned Subsidiary of CBH Resources Limited without the prior written consent of Coeur Australia, which consent must not be unreasonably withheld.

18.2	Coeur Australia

Coeur Australia must not cease to be a Wholly Owned Subsidiary of Coeur without the prior written consent of Cobar, which consent must not be unreasonably withheld.

19.	Warranties

19.1	Warranties by Coeur Australia and Cobar

Each of Coeur Australia and Cobar represent and warrant that:

(a)	it has full legal right, power and authority to enter into and perform this agreement;

(b)	it has taken all appropriate and necessary action to authorise the entering into and performance of this agreement and, when signed, this agreement will constitute the legally valid and binding obligation of each of Coeur Australia and Cobar, enforceable in accordance with its terms; and

(c)	it has obtained all consents, approvals and authorisations necessary for the valid entering into and performance of this agreement, subject to board approval and fulfilment of the other conditions precedent as contemplated by clause 2.

19.2	Warranties by Cobar

(a)	Cobar represents and warrants at the date of this agreement that:

(i)	it will be the legal and beneficial owner of the Contained Silver and will have good and marketable title to the Contained Silver before title in the Contained Silver (or the economic interest therein) passes from it to Coeur Australia under this agreement;

(ii)	the Contained Silver will be free from Encumbrances before title in the Contained Silver (or the economic interest therein) passes from it to Coeur Australia under this agreement;

(iii)	it is the registered holder of the mining leases comprising the Endeavor Mine and that they are in good standing; and that to the best of its knowledge and belief, all necessary permits and authorisations required to operate the Endeavor Mine have been obtained, are current , valid and are not in breach.

(iv)	it is not involved in any proceedings, arbitration, mediation, prosecution, award enforcement or other dispute resolution proceedings (existing, pending or threatened) concerning the Endeavor Mine which would have a material adverse effect on the operations of the Endeavor Mine that has not already been disclosed to Coeur Australia and Coeur;

(v)	it has full legal right, power and authority to enter into and perform this agreement;

(vi)	nothing in this agreement does or will conflict with or result in a breach or default by it under its constitution, a licence, permit, contract, deed or court order.

19.3	Warranties by Coeur Australia

Coeur Australia represents and warrants that:

(a)	it is not engaged in any litigation, arbitration or other dispute resolution proceedings, and there are no proceedings pending, threatened by or against it;

(b)	Coeur Australia does not know of anything which is likely to give rise to any litigation, arbitration, dispute resolution or other similar proceedings by or against it;

(c)	Coeur Australia does not know of anything which is likely to have an adverse effect of Coeur Australia’s ability to perform its obligations under this agreement.

19.4	Acknowledgment by Coeur Australia

Coeur Australia acknowledges that:

(a)	it has examined the Endeavor Mine and its surroundings;

(b)	it has examined all other information relevant to the risks, contingencies and other circumstances having an effect on the performance of the obligations by the Parties under this agreement, which is obtained by making reasonable enquiries; and

(c)	it has had the opportunity to conduct due diligence and has satisfied itself in relation to matters arising from the due diligence and it has entered into this agreement based on its own its own investigations, examinations and determinations;

(d)	in entering into this agreement it does not rely on statement, representation, warrant, condition or other conduct which may have been made by Cobar or any person purporting to act on behalf of Cobar, except as set forth herein.

20.	Information Rights

20.1	Coeur Australia’s rights to obtain information

(a)	Coeur Australia may request Cobar provide Information to Coeur Australia. Such request must be accompanied by a detailed description of each specific item of Information requested by Coeur Australia, and must be reasonable in the circumstances.

(b)	Cobar must provide such Information to Coeur Australia within 14 days of Coeur Australia’s request, unless Cobar is required to keep the Information confidential by law.

(c)	If Coeur Australia requests Cobar to respond to any queries it may have regarding the Information, Cobar must use its reasonable endeavours to provide such information to Coeur Australia, unless Cobar is required to keep such information confidential by law.

21.	Confidentiality

21.1	Confidentiality of this agreement

Each Party must treat the existence and terms of this agreement confidentially and no announcement or communication relating to the negotiations of the Parties or the existence, subject matter or terms of this agreement may be made or authorised by a Party unless:

(a)	each other Party has given its prior written consent;

(b)	disclosure is made to the extent needed to comply with any applicable law or the rules of any relevant stock exchange;

(c)	disclosure is necessary or advisable for the purposes of obtaining any consent, authorisation, approval or licence from a governmental or regulatory body; or

(d)	the disclosure is to the Party’s professional advisers or financiers or to a person whose consent is required under this agreement or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed.

21.2	Publicity

Despite clause 21.1, if an announcement or release is required to be made by law or by the rules of any stock exchange, the Party required to make the announcement or release must, to the extent practicable, consult with the other Parties with a view to agreeing the form, content, timing and manner of the announcement or release.

21.3	Other information confidential

(a)	Coeur Australia and Coeur must not, and must ensure that its employees, directors, agents, contractors and representatives do not, without the prior written consent of Cobar, either now, during the Term or after the expiry or termination of this agreement, disclose or give to any person any Confidential Information except:

(b)	to the extent required by law;

(c)	to the extent required by the requirements of a stock exchange on which Coeur’s shares are listed;

(d)	to the extent required by Coeur Australia or Coeur’s financiers in relation to the provision of finance for completion of the transactions contemplated by this agreement; or

(e)	to the extent required to instruct Coeur Australia or Coeur’s professional advisers in relation to the preparation and performance of this agreement.

21.4	Consequences of breach

The Parties agree that a Party will be entitled to equitable relief (including injunction and specific performance) in the event of any breach of clause 21.3 by another Party.

22.	Dispute Resolution

22.1	Resolution by panel

(a)	If any dispute arises between the parties to this agreement, one of the parties must by notice to the other refer the dispute to a panel for resolution unless to seek urgent interlocutory relief to protect its interest.

(b)	The panel must consist of a representative of Cobar and of Coeur Australia.

(c)	The panel is to determine its own procedures for meeting.

(d)	Decisions of the panel may only be made by unanimous agreement of the panel.

(e)	If a dispute is referred to the panel, the panel must meet to resolve the dispute.

(f)	If the panel does not resolve the dispute within 20 Business Days the panel must refer the matter for resolution under clause 22.2 promptly after expiration of the resolution period.

22.2	Appointment of Expert

(a)	Where Cobar or Coeur Australia has referred a dispute for determination by the Expert:

(i)	Cobar and Coeur Australia will use reasonable endeavours to agree upon a person who is of good repute with extensive experience in the mining industry and be familiar with the factors relevant to the matters to be decided, to be appointed as the Expert; or

(ii)	if Cobar and Coeur Australia cannot agree within 5 Business Days after the referral, the person nominated by the President (at the relevant time) of The Australasian Institute of Mining and Metallurgy or his or her nominee will act as the Expert.

(b)	The Expert must act as an expert and not as an arbitrator.

(c)	The Expert must make his or her decision within 20 Business Days after accepting his or her appointment as Expert.

(d)	Where the Expert considers that a Party has withheld payment of any amount other than on reasonable grounds he or she may, in addition to determining that payment be made impose interest in accordance with clause 10.

(e)	Cobar and Coeur Australia agree:

(i)	to fully inform the Expert as to facts and technical matters to which the dispute relates;

(ii)	to promptly provide written submissions and statements to the Expert;

(iii)	that the decision of the Expert is final and binding;

(iv)	that the place for resolution of the dispute will be in Sydney at a place nominated by the Expert;

(v)	to each bear their own costs and contribute equally to the Expert’s fees, unless the Expert determines otherwise;

(vi)	that the Expert may determine the procedure to be followed to resolve the dispute; and

(vii)	to comply with any procedure determined by the Expert (including any timetable) to resolve the dispute.

22.3	Obligations to continue

The Parties agree that the obligations of the Parties will continue during any dispute resolution under this clause.

22.4	No action prior to determination

A Party is not entitled to commence or maintain any action or exercise any right, including any action or right under the Charge referred to in clause 15, in relation to a matter referred to in this clause until the matter has been agreed or referred to Expert determination and agreed or determined as provided in this clause.

23.	Termination

23.1	Insolvency Event

If a Party is affected by an Insolvency Event, the other Parties may terminate this agreement by written notice to the affected Party in respect of the rights and obligations of the affected Party.

23.2	Termination by Coeur Australia for Cobar Event of Default occurring

Coeur Australia may terminate this agreement, without prejudice to any other remedies available to it at law or in equity, by giving notice to Cobar if:

(a)	it becomes aware after the Commencement Date of a Cobar Event of Default (other than an Insolvency Event in respect of Cobar) occurring; and

(b)	Coeur Australia notifies Cobar within 2 Business Days after becoming aware and Cobar is unable to remedy it within 10 Business Days after receiving the notice. Any such notice must specify details of the Cobar Event of Default.

23.3	Termination by Coeur Australia for breach of warranty by Cobar

(a)	Coeur Australia’s sole remedy for a breach by Cobar of the warranties in clause 19.2 is to immediately terminate this agreement.

(b)	Coeur Australia’s remedies for breach by Cobar of its warranties in clause 19.2 only arise in the event a breach of such warranty occurs prior to the Commencement Date.

23.4	Termination by Cobar for Coeur Australia Event of Default

This agreement may be terminated by Cobar, without prejudice to any other remedies available to it at law or in equity, by giving notice to the other Parties if:

(a)	it becomes aware after the Commencement Date of a Coeur Australia Event of Default (other than an Insolvency Event in respect of Coeur Australia) occurring; and

(b)	Cobar notifies Coeur Australia within 2 Business Days after becoming aware and Cobar fails to remedy that default within 10 Business Days from the date of the receipt of notice to remedy the default given by Cobar.

23.5	Termination by Cobar for breaches of warranty

This agreement may be terminated by Cobar, without prejudice to any other remedies available to it at law or in equity, by giving notice to the other Parties if:

(a)	Coeur Australia is in breach of any warranty in clause 19.3.

23.6	Effect of termination

(a)	If this agreement is terminated under this clause 23, then all rights and obligations under this agreement other than:

(i)	clauses 1, 7, 21, 24 and 25; and

(ii)	rights that accrued before the date of termination,

terminate on that date.

(b)	If this agreement is terminated by Cobar under clause 23.2 or 23.3, Coeur Australia is not entitled to an adjustment or “claw back” of the consideration referred to in clause 9.

(c)	If this agreement is terminated by Coeur Australia, Coeur Australia is entitled to a payment calculated in accordance with clause 7.2, the Relevant Time being the date of termination by Coeur Australia.

(d)	Upon termination, each Party must return all Confidential Information belonging to the other Parties.

24.	Coeur Australia’s indemnity

24.1	Indemnity

(a)	Coeur Australia indemnifies Cobar and its officers, agents, and employees from and against any Claim and Liability of any nature arising from a breach by Coeur Australia of this agreement.

(b)	Any amount payable under this clause will be increased so as to ensure that the net amount received by Cobar will after Taxation be equal to that which would have been received had the payment and any increased payment pursuant to this clause not been subject to Taxation.

(c)	Cobar may enforce this right of indemnity at any time (including before it has incurred the liability, loss or costs).

24.2	Continuing obligation

This indemnity is a continuing obligation which:

(a)	continues after the Term and after the Parties’ other obligations under this agreement terminate; and

(b)	is not discharged by any one payment.

24.3	Obligations of Coeur Australia and rights of Cobar not affected by certain matters

Coeur Australia’s obligations and Cobar’s rights under this indemnity are not affected by anything which might otherwise affect them at law including the following:

(a)	any concession (such as extra time) being given to any person, including Coeur Australia;

(b)	Cobar’s failure or delay in taking action or asserting a right, or any other act, omission or mistake by Cobar;

(c)	the novation of a right of Cobar;

(d)	this agreement (or any agreement entered into in order to perform this agreement) being varied; and

(e)	an obligation or liability of a person other than Coeur Australia being invalid or unenforceable.

24.4	This indemnity

In this clause 24, “indemnity” means the indemnity given in this clause 24.

25.	Cobar Indemnity

25.1	Indemnity

(a)	Cobar indemnifies Coeur Australia and its officers, agents, and employees from and against any Claim and Liability of any nature arising from a breach by Cobar of this agreement.

(b)	Any amount payable under this clause will be increased so as to ensure that the net amount received by Coeur Australia will after Taxation be equal to that which would have been received had the payment and any increased payment pursuant to this clause not been subject to Taxation.

(c)	Coeur Australia may enforce this right of indemnity at any time (including before it has incurred the liability, loss or costs).

25.2	Continuing Obligation

This indemnity is a continuing obligation which:

(a)	continues after the Term and after the Parties’ other obligations under this agreement terminate; and

(b)	is not discharged by any one payment

25.3	Obligations of Cobar and rights of Coeur Australia not affected by certain matters

Cobar’s obligations and Coeur Australia’s rights under this indemnity are not affected by anything which might otherwise affect them at law including the following:

(a)	any concession (such as extra time) being given to any person, including Cobar

(b)	Coeur Australia’s failure or delay in taking action or asserting a right, or any other act, omission or mistake by Coeur Australia;

(c)	the novation of a right of Coeur Australia;

(d)	this agreement (or any agreement entered into in order to perform this agreement) being varied; and

an obligation or liability of a person other than Cobar being invalid or unenforceable

25.4	This indemnity

In this clause 25, "indemnity" means the indemnity given in this clause 25.

25.5	Limit of this indemnity

The indemnity granted by Cobar under this clause 25 is at all times subject to the limitation on Cobar’s liability expressed in clause 7.

26.	Notices

26.1	Form and delivery

Unless this agreement states otherwise, each communication in connection with this agreement (including a notice, agreement, consent, request, waiver or demand):

(a)	must be in writing, directed for attention as show in this clause 26, or as last notified by the recipient; and

(b)	must be signed by an Authorised Officer of the sender; and

(c)	must be delivered, sent by mail (airmail, if posted to or from overseas), faxed or sent by email to the recipient’s postal or email address or fax number shown in this clause 26, or to the address or fax number last notified by the recipient for this purpose.

26.2	Receipt

A communication given in accordance with this clause 26 is treated as having been received:

(a)	if delivered before 5pm (in the place it was delivered to) on a Business Day, on that day – otherwise on the next Business Day;

(b)	if sent by mail, on the third Business Day (in the place it was sent from) after posting (or seventh if posted to or from overseas);

(c)	if sent by fax, on the date and time which the sending machine’s transmission report indicates as the date and time the whole fax was sent (However, if the report indicates the transmission was made on a day that is not a Business Day in the place it was sent to, or was not completed before 5pm in that place, then the communication is treated as having been received at 9am on the next Business Day in that place);

(d)	if sent by email, on the date and time at which it enters the recipient’s information system (as shown in a confirmation of delivery report from the sender’s information system) (However, if the report indicates the email was received on a day that is not a Business Day in the place of the recipient’s postal address, or was not received before 5pm in that place, then the communication is treated as having been received at 9am on the next Business Day of that place; and

26.3	Effect

A communication given in accordance with this clause 26 takes effect from the time it is received (or treated as received) unless a later time is specified in it.

26.4	Contact details

Cobar

Attention:	The Company Secretary

Address:	Level 3, 2 Elizabeth Plaza, North Sydney NSW 2060, Australia

Fax:	+61 2 9925 8111

Email:	stevelonergan@cbhresources.com.au

Coeur Australia

Attention:	The Company Secretary

Address:	Suite 1312, 3 Spring Street, Sydney 2000, New South Australia

Fax:	+61 2 8249 4001

Email:	resolutesecurities@bigpond.com

27.	General provisions

27.1	Costs

Each Party must pay its own costs in relation to:

(a)	the negotiation, preparation, execution, performance, amendment or registration of, or any consent given or made; and

(b)	the performance of any action by that Party in compliance with any liability arising,

under this agreement, or any agreement or document executed or effected under this agreement, unless this agreement provides otherwise.

27.2	Duties

Coeur Australia must promptly within the initial applicable period prescribed by law pay any duty payable in relation to the execution, performance and registration of this agreement, or any agreement or document executed or effected under this agreement.

27.3	Set-off

Each of Cobar and Coeur Australia may upon reasonable notice being given to the other (unless an Insolvency Event occurs, in which case no notice is required), consolidate, merge or apply all or any part of any amounts due to it from the other (including all or any part of any credit balance standing to the account of Coeur Australia with Cobar which is to be established as part of the accounting system to be set up under this agreement) by way of set-off, lien or counterclaim in or towards satisfaction of any money at any time due and payable, or which may become due and payable, by it to the other under this agreement or any Concentrate Sales Agreement. Each of Cobar and Coeur Australia may for this purpose:

(a)	redeem, vary the terms and conditions of, or appropriate all or any part of any account, deposit of funds or other arrangement between Cobar and Coeur Australia on or under which Cobar or Coeur Australia may be indebted to the other, despite any prior agreement to the contrary or the fact that the respective liabilities may not be expressed in the same currency;

(b)	effect any currency conversion it considers necessary or desirable; and

(c)	in the name of the other, do all such acts and execute and deliver all such documents as may be required to effect any combination, consolidation, merger or application under this clause 27.3.

27.4	Governing law and jurisdiction

(a)	This agreement is governed by and construed under the law in the State of New South Wales.

(b)	Any legal action in relation to this agreement against any Party or its property may be brought in any court of competent jurisdiction in the State of New South Wales.

(c)	Each Party by execution of this agreement irrevocably, generally and unconditionally submits to the non-exclusive jurisdiction of any court specified in this provision in relation to both itself and its property.

27.5	Amendments

Any amendment to this agreement has no force or effect, unless effected by a document executed by the Parties.

27.6	Third parties

This agreement confers rights only upon a person expressed to be a party, and not upon any other person.

27.7	Entire agreement

This agreement:

(a)	expresses and incorporates the entire agreement between the Parties in relation to its subject matter, and all the terms of that agreement; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, communication or agreement by or between the Parties in relation to that subject matter or any term of that agreement.

27.8	Further assurance

Each Party must execute any document and perform any action necessary to give full effect to this agreement, whether before or after performance of this agreement.

27.9	Continuing performance

(a)	The provisions of this agreement do not merge with any action performed or document executed by any Party for the purposes of performance of this agreement.

(b)	Any representation in this agreement survives the execution of any document for the purposes of, and continues after, performance of this agreement.

(c)	Any indemnity agreed by any Party under this agreement:

(i)	constitutes a liability of that Party separate and independent from any other liability of that Party under this agreement or any other agreement; and

(ii)	survives and continues after performance of this agreement.

27.10	Waivers

Any failure by any Party to exercise any right under this agreement does not operate as a waiver and the single or partial exercise of any right by that Party does not preclude any other or further exercise of that or any other right by that Party.

27.11	Remedies

The rights of a Party under this agreement are cumulative and not exclusive of any rights provided by law.

27.12	Severability

Any provision of this agreement which is invalid in any jurisdiction is invalid in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this agreement or the validity of that provision in any other jurisdiction.

27.13 Counterparts

This agreement may be executed in any number of counterparts, all of which taken together are deemed to constitute one and the same document.

28.	GST

28.1	Amounts exclusive of GST

To avoid doubt, all prices or other amounts referred to in this document are stated exclusive of GST.

28.2	GST payable

(a)	In addition to any amount paid or provided by a party to this document (the recipient) for a supply from another party (the Supplier) under or in connection with this agreement, the Recipient must pay to the Supplier, at the same time and in the same manner as the relevant consideration or any part of it, the amount of any GST for which the Supplier is liable in relation to the supply.

(b)	To avoid doubt, Coeur Australia must, in accordance with clause 28.2(a), pay GST to Cobar in respect of all payments made by Coeur Australia under clause 9.

28.3	Tax invoice

The Supplier must issue a tax invoice (or an adjustment note) to the Recipient within 10 Business Days of the receipt of any amount under clause 28.2.

28.4	GST on claims

(a)	If a payment to satisfy a claim or a right to claim under or in connection with this document gives rise to a liability to pay GST, the payer must pay, and indemnify the payee on demand against, the amount of that GST.

(b)	If a party has a claim under or in connection with this document for a cost on which that party must pay GST, the claim is for the cost plus all GST (except any GST for which that party is entitled to an input tax credit).

(c)	If a party has a claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).

29.	Loan Facility

29.1	Loan

(a)	Subject to Clause 29.2 and provided the amount of $30,000,000 pursuant to Clause 9.1(b) (“the Final Payment”) has not been paid by Coeur Australia to Cobar , Coeur Australia agrees to advance to Cobar an amount of $15,000,000 (Loan) within 5 Business Days after a written request by Cobar (Advance Date).

(b)	Cobar must repay the Loan on the earlier of:

(i)	the date the Final Payment is received; and

(ii)	the date which is 12 months after the Advance Date (Initial Repayment Date) unless the repayment date is extended by Cobar in accordance with clause 29.1(c).

(c)	Cobar may extend the Initial Repayment Date for a period not exceeding 6 months after the Initial Repayment Date (Final Repayment Date) provided that Cobar notifies Coeur Australia of its intention to do so in writing not less than 1 month prior to the Initial Repayment Date.

29.2	Drawdown of Loan funds

Cobar is not entitled to lodge a request pursuant to Clause 29.1(a) unless:

(a)	Cobar has after 1 February 2006 received, or has obtained written confirmation from the Parent that the Parent has received, unconditional commitments from underwriters or purchasers for subscriptions for ordinary shares in the Parent for the aggregate amount of at least $19,500,000;

(b)	an independent report to be prepared by Resources Equity Consultants Pty Ltd confirms that the Go Forward Plan is technically sound, reasonably costed and achievable without any materially adverse qualifications;

(c)	Coeur Australia is satisfied, acting reasonably, that the Endeavor Mine is operating substantially in accordance with the Go Forward Plan, following a site visit to the Endeavor Mine by Mr Harry Cougher and Mr Richard Weston to take place as soon as possible on a date to be agreed between Cobar and Coeur Australia; and

(d)	the Parent Guarantee has been executed and lodged with Coeur Australia.

29.3	Interest

(a)	Cobar must pay to Coeur Australia interest on the Loan or so much of it as remains outstanding as follows:

(i)	from the Advance Date up to and including the Initial Repayment Date, the rate of 7.75% per annum; and

(ii)	in the case where the Initial Repayment Date is extended in accordance with clause 29.1(c), from the Initial Repayment Date up to and including the Final Repayment Date, the greater of:

(A)	7.75% per annum; and

(B)	the Bill Rate for that period plus a margin of 2%.

(b)	Interest will accrue from day to day, be calculated on the basis of the actual number of days elapsed and a 365 day year (including the first day of the period during which it accrues but excluding the last), be payable monthly in arrears on the on the last Business Day of each calender month and the Initial Repayment Date or the Final Repayment Date (as the case may be) and be compounded on the last Business Day of each calendar month.

29.4	Prepayment and repayment

Cobar may prepay the Loan in whole or in part, together with interest accrued on the amount to be prepaid to the date of prepayment, at any time by notice to Coeur Australia, without penalty.

29.5	Security

As security for Cobar’s obligations to repay the Loan under clause 29, Cobar will cause the Parent to provide a parent company guarantee to Coeur Australia on the terms set out in Annexure 1. (‘the Parent Guarantee”)

29.6	Cross-Default

Cobar acknowledges and agrees that a default by the Parent under the Parent Guarantee will constitute an “Event of Default” under the charge referred to in clause 15.

Annexure 1 – Parent Company Guarantee

Parent Company Guarantee

Dated

Parties

1.	CBH Resources Limited ACN 009 423 858 of Level 3, 2 Elizabeth Plaza, North Sydney, New South Wales, Australia (Parent).

2.	CDE Australia Pty Ltd ACN 113 667 682 of Suite 1312, 3 Spring Street, Sydney, New South Wales, Australia (Beneficiary).

Background

A.	The Company and the Beneficiary are parties to the Amended and Restated Silver Sale and Purchase Agreement.

B.	The Parent has agreed to guarantee the performance by the Company of certain obligations under the Amended and Restated Silver Sale and Purchase Agreement.

Operative provisions

1.	Defined meanings

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales.

Company means Cobar Operations Pty Limited ACN 103 555 835 of Level 3, 2 Elizabeth Plaza, North Sydney, New South Wales, Australia .

Guaranteed Obligations means the Company’s obligations to repay the loan under clause 29 of the Amended and Restated Silver Sale and Purchase Agreement.

Amended and Restated Silver Sale and Purchase Agreement means the Amended and Restated Silver Sale and Purchase Agreement” dated the date of this document between the Company and the Beneficiary.

2.	Guarantee

The Parent guarantees to the Beneficiary the performance by the Company of the Guaranteed Obligations in accordance with the terms of the Amended and Restated Silver Sale and Purchase Agreement.

3.	Rights to demand

If the Company defaults in the performance of the Guaranteed Obligations, the Parent must perform the Guaranteed Obligations immediately on demand. The Beneficiary may make a demand for performance by the Parent of any Guaranteed Obligation if:

(a)	the Company has failed to perform that Guaranteed Obligation;

(b)	the Beneficiary has given notice to the Company of its failure to perform that Guaranteed Obligation; and

(c)	the failure to perform that Guaranteed Obligation has not been remedied by 5:00 pm (Sydney time) on the fifth Business Day after that notice has been given to the Company.

4.	Continuing guarantee

This Guarantee continues in full force and effect until all of the Guaranteed Obligations have been performed in full.

5.	Obligations unaffected

The Parent’s obligations under this Guarantee are not released or discharged by anything that might otherwise have that effect, including:

(a)	the insolvency, bankruptcy, winding up, receivership, reconstruction, reorganisation or amalgamation of, or the appointment of an administrator or controller to, the Company or the Parent; or

(b)	the granting of any time, indulgence or other concession to the Company.

6.	Rights of Parent reserved

6.1	The Parent reserves the right to raise any set-off, defence or counterclaim that the Parent or the Company may raise in respect of the Guaranteed Obligations. The Parent waives in favour of the Beneficiary all other rights (whether arising at law or in any other way) against the Beneficiary or the Company so far as necessary to give effect to this Guarantee.

7.	Reinstatement of Beneficiary’s rights

7.1	If:

(a)	any claim is made that any transaction made in or towards satisfaction of the Guaranteed Obligations is void or voidable under any law (including any law relating to preferences, bankruptcy, insolvency or the winding up of companies); and

(b)	the claim is upheld, compromised or admitted,

7.2	The Beneficiary is entitled to the same rights and remedies against the Parent as it would have had if the transaction had never taken place. This clause survives the termination of this Guarantee unless the Beneficiary expressly agrees otherwise in writing.

8.	Release

If all of the Guaranteed Obligations have been performed in full, the Beneficiary must promptly release the Parent from its obligations under this Guarantee, at the cost of the Parent.

9.	General provisions

9.1	Notices

(a)	Any notice or statement to be given or demand to be made upon the Parent under this Guarantee:

(i)	will be effectively signed on behalf of the Beneficiary if it is executed by the Beneficiary any of its officers its solicitor or its attorney;

(ii)	may be served by being delivered personally or being left at or posted in a prepaid envelope or wrapper to the address of the Parent specified in this Guarantee or the registered office place of business or residence of the Parent last known to the Beneficiary or by being sent to the Parent by facsimile transmission.

(b)	A demand or notice if:

(i)	posted will be deemed served two business days after posting;

(ii)	sent by facsimile transmission will be deemed served upon conclusion of transmission.

(c)	Any such method of service will be valid and effectual even though the Parent does not receive the document or if the document is returned to the Beneficiary through the post unclaimed.

9.2	Beneficiary’s certificate

A certificate signed by or on behalf of the Beneficiary or its solicitors as to a matter or as to an amount payable to the Beneficiary in connection with this Guarantee in the absence of manifest error is conclusive and binding on the Parent as to the amount stated in it or any other matter of a factual nature.

9.3	Governing law

This Guarantee is governed by and construed in accordance with the law for the time being in force in New South Wales and the Parent agrees to submit to the non-exclusive jurisdiction of the courts of New South Wales.

9.4	Interpretation

In this Guarantee unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(f)	any reference to a party to this Guarantee includes its successors and permitted assigns;

(g)	any reference to this Guarantee, any agreement or document includes the Guarantee, agreement or document as amended at any time;

(h)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(i)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(j)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally; and

(k)	an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally.

Executed as a deed.

Signed on behalf of CBH Resources Ltd in
accordance with section 127 of the Corporations
Act
Director

Print name

Secretary/Director

Print Name

Signed on behalf of CDE Australia Pty Ltd in
accordance with section 127 of the Corporations
Act
Director

Print name

Secretary/Director

Print Name

Executed as an agreement.

Signed on behalf of Cobar Operations Pty Ltd in
accordance with section 127 of the Corporations
Act
Director

Print name

Secretary/Director

Print Name

Signed on behalf of CDE Australia Pty Ltd in
accordance with section 127 of the Corporations
Act
Director

Richard Weston

Director

Mitchell Krebs

1592493#